Immune Design Reports Second Quarter 2018 Financial Results and
Provides Corporate Update

–	G100 advancing to late-stage development following FDA feedback

–	Conference call at 1:30 pm Pacific today

SEATTLE, WA and SOUTH SAN FRANCISCO, CA, Aug. 1, 2018 - Immune Design (Nasdaq: IMDZ), an immunotherapy company focused on next-generation therapies in oncology, today reported financial results and a corporate update for the second quarter ended June 30, 2018.

“We have had a solid year of progress so far at Immune Design, with important advancements with CMB305, and now with G100,” said Carlos Paya, M.D., Ph.D., President and Chief Executive Officer of Immune Design. “Based on recent interactions with the FDA, we plan to aggressively advance G100 in follicular lymphoma patients. Simultaneously, the CMB305 pivotal Phase 3 SYNOVATE trial is now open for enrollment in the U.S. to patients with synovial sarcoma. We believe these late-stage programs position us well to bring novel therapies to cancer patients with high unmet need.”

Pipeline Highlights

•	G100: moving forward with an ORR-based study in patients with relapsed follicular lymphoma (FL)

◦	G100 is a novel, synthetic TLR4 agonist for intratumoral therapy

◦	Based on feedback from an End of Phase 1 FDA meeting:

▪	FDA notes that relapsed FL patients who have failed three lines of systemic therapy represents an unmet medical need population; and

▪
FDA agrees that a single-arm trial to evaluate objective response rate (ORR) and duration of response (DOR) is appropriate to assess the efficacy of G100 in combination with pembrolizumab, with an adaptive design that allows for an interim analysis. Immune Design is working with the FDA on the details of the study and plans to initiate patient enrollment as soon as feasible after the protocol is finalized.

◦
The company intends to use this open label approach to generate data for a potential biological license application and plans to provide an update on the final study design and associated timeline after the ongoing FDA discussions are complete.

•	CMB305: the SYNOVATE Phase 3 trial is open for enrollment; combination with atezolizumab Phase 2 ongoing

◦	CMB305 is a novel prime-boost cancer vaccine targeting NY-ESO-1+ cancers in patients with soft tissue sarcoma.

◦	Monotherapy:

▪	SYNOVATE study, a randomized, global Phase 3 trial evaluating CMB305 monotherapy versus placebo in synovial sarcoma patients in a post 1st line therapy maintenance setting is open for enrollment.

▪	Immune Design is working on opening additional clinical sites throughout the United States, followed by expansion into Canada, Europe and the Asia Pacific region.

◦
Combination therapy: the Phase 2 study evaluating the combination of CMB305 with atezolizumab in relapsed refractory soft-tissue sarcoma patients continues follow-up to determine overall survival after achieving an estimated 72 events.

•	Research Programs

◦
Immune Design will shift resources to focus on later-stage programs, specifically for the development of G100 in relapsed FL and beyond. Consequently, the company is pausing further development of its preclinical programs, CA21 and intratumoral ZVex-IL12.

◦	This allocation of resources enables the company to run the planned G100 study at least to the interim analysis with existing capital.

•	Upcoming Data Presentation

◦
Immune Design plans to present long-term follow-up data from its CMB305 monotherapy trial in soft tissue sarcoma patients at the European Society for Medical Oncology (ESMO) 2018 Congress in October. The ESMO presentation will be in the forms of both a poster and poster discussion session.

Financial Results

•
Immune Design ended the second quarter of 2018 with $120.3 million in cash and cash equivalents, short-term investments, and other receivables compared to $144.2 million as of December 31, 2017. Net cash used in operations for the six months ended June 30, 2018 was $27.3 million.

•	Net loss and net loss per share for the second quarter of 2018 were $13.8 million and $0.29, respectively, compared to $13.8 million and $0.54, respectively, for the second quarter of 2017.

•
Revenue for the second quarter of 2018 was $0.8 million and was primarily attributable to $0.4 million in collaboration revenue associated with the Sanofi G103 HSV2 vaccine collaboration and $0.4 million in product sales to collaboration partners. Revenue for the second quarter of 2017 was $0.7 million and was primarily attributable to collaboration revenue associated with the Sanofi G103 collaboration.

•
Research and development expenses for the second quarter of 2018 were $11.0 million, compared to $10.9 million for the same period in 2017. The $0.1 million increase in research and development expenses was primarily attributable to an increase in personnel-related expenses and an increase in research and development headcount to support the company’s advancing research and clinical pipeline activities. This increase was offset by a slight decrease of $0.1 million in in-licensing royalties and fees and a $0.1 million decrease in research and development supplies and services.

•
General and administrative expenses for the second quarter of 2018 were $4.0 million, compared to $3.9 million for the same period in 2017. The $0.1 million increase in general and administrative expenses was primarily attributable to an increase in professional fees and services to help support our ongoing operations, which was offset by a decrease in personnel-related expenses in the form of stock-based compensation expense.

Year-to-Date

•	Net loss and net loss per share for the six months ended June 30, 2018 were $27.1 million and $0.56, respectively, compared to $26.5 million and $1.04, respectively, for the same period in 2017.

•
Revenue for the six months ended June 30, 2018 was $1.3 million and was primarily attributable to $0.8 million in collaboration revenue associated with the Sanofi G103 collaboration and $0.4 million in product sales to collaboration partners. Revenue for the same period in 2017 was $6.2 million and was primarily attributable to $5.9 million in collaboration revenue associated with the Sanofi G103 collaboration and $0.3 million in product sales to other third parties.

•
Research and development expenses for the six months ended June 30, 2018 were $21.3 million compared to $24.9 million for the same period in 2017. The $3.6 million decrease in research and development expenses was primarily attributable to a decrease of $4.8 million in costs related to the timing and nature of certain contract manufacturing activities connected to the Sanofi G103 collaboration. Offsetting this decrease was an increase of $1.1 million in personnel-related expenses, which was primarily due to an increase in compensation and benefits and an increase in research and development headcount.

•
General and administrative expenses did not materially differ over the comparative periods. For the six months ended June 30, 2018, general and administrative expenses were $8.0 million compared to $8.0 million for the same period in 2017. In February 2018, Immune Design recouped $0.8 million from the TVS settlement, which decrease in expense was offset by an increase of $0.6 million in professional fees and services and $0.2 million in compensation and benefits to support ongoing operations.

Cash Guidance

Based on current expectations, Immune Design expects to have cash to fund operations into the second half of 2020.

Conference Call Information

Immune Design will host a conference call and live audio webcast this afternoon at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss second quarter 2018 financial results and provide a corporate update.

The live call may be accessed by dialing 844-266-9538 for domestic callers and 216-562-0391 for international callers. A live webcast of the call will be available online from the investor relations section of the Immune Design website at http://ir.immunedesign.com/events.cfm and will be archived there for 30 days. A telephone replay of the call will be available for five days by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers and entering the conference code 3376676.

An archived copy of the webcast will be available on Immune Design's website beginning approximately two hours after the conference call. Immune Design will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Immune Design

Immune Design is a late-stage immunotherapy company employing next-generation in vivo approaches to enable the body's immune system to fight disease. The company's technologies are engineered to activate the immune system's natural ability to generate and/or expand antigen-specific cytotoxic immune cells to fight cancer and other chronic diseases. CMB305 and G100, the leading product candidates with broad potential in oncology, are based on the company’s two technology platforms that are potent stimulators of the immune system - ZVex® and GLAAS® - the fundamental technologies of which were licensed from the California Institute of technology and the Infectious Disease Research Institute (IDRI), respectively. Both ZVex and GLAAS also have potential applications in infectious disease and allergy indications, which are being developed through ongoing pharmaceutical collaborations. Immune Design has offices in Seattle and South San Francisco. For more information, please visit www.immunedesign.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Immune Design’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Immune Design’s clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the design, progress, timing, scope and results of clinical trials, the association of data with treatment outcomes, the timing and likelihood of obtaining regulatory approval of Immune Design’s product candidates and timing estimates of cash remaining to fund operations. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause Immune Design’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Immune Design’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Immune Design assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Immune Design Corp.
Selected Balance Sheet Data
(In Thousands)

	June 30, 2018	December 31, 2017
	(unaudited)
Cash and cash equivalents	$73,430	$72,454
Short-term investments	46,795	68,653
Other receivables	88	3,134
Total assets	124,732	153,834
Total current liabilities	7,901	14,520
Total stockholders' equity	116,724	139,212

Immune Design Corp.
Condensed Consolidated Statements of Operations and Comprehensive Loss Data
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Revenues:
Collaborative revenue	$334	$681	$830	$5,885
Product sales	421	48	428	309
Total revenues	755	729	1,258	6,194
Operating expenses:
Cost of product sales	140	18	147	55
Research and development	11,000	10,863	21,311	24,901
General and administrative	4,006	3,888	8,001	8,023
Total operating expenses	15,146	14,769	29,459	32,979
Loss from operations	(14,391)	(14,040)	(28,201)	(26,785)
Interest and other income	583	194	1,093	319
Net loss	$(13,808)	$(13,846)	$(27,108)	$(26,466)
Other comprehensive loss:
Unrealized gain (loss) on investments	32	4	14	(19)
Comprehensive loss	$(13,776)	$(13,842)	$(27,094)	$(26,485)
Basic and diluted net loss per share	$(0.29)	$(0.54)	$(0.56)	$(1.04)
Weighted-average shares used to compute basic and diluted net loss per share	48,125,652	25,567,482	48,124,033	25,515,630
Media Contact
Julie Rathbun
julie.rathbun@immunedesign.com
(206) 769-9219
Investor Contact
Sylvia Wheeler
sylvia.wheeler@immunedesign.com
(650) 392-8318